EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $2.00 on Record Revenues of $190 Million

BENTONVILLE, Ark., Nov. 18, 2019 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the second quarter of fiscal year 2020.

Highlights of second quarter operating results:

  Net earnings of $13.9 million, or $2.00 per diluted share vs. net earnings of $11.3 million, or $1.58 per diluted share for prior year quarter
  Revenues of $190 million compared to $167 million for the prior year quarter; current quarter includes same store revenue increase of 12.2%
  Sales volume productivity of 31.6 retail units sold per store per month, up from 29.7 for the prior year quarter
  Interest income increased 8.7%, or $1.8 million, with an 8.3% increase in average finance receivables
  Gross profit dollars increased $6.9 million, or 11.3%, to $67.9 million, and gross profit dollars per retail unit sold increased by $116, or 2.4%, to $4,935
  Selling, general and administrative expenses at 16.9% of sales compared to 17.9% for the prior year quarter and at 57.4% of total revenues less cost of sales and provision for credit losses compared to 60.5% for the prior year quarter
  Net Charge-offs as a percent of average finance receivables decreased to 6.1%, compared to 6.6% for the prior year quarter.  Collections as a percent of average finance receivables increased to 13.3% from 13.0% for the prior year quarter.
  Provision for credit losses of 24.5% of sales vs. 26.3% for prior year quarter
  $10.0 million in common stock repurchases at an average price of approximately $89 per share (112,091 shares)

“Once again, we are pleased with the quality of our work, which resulted in another solid quarter. Our work has real purpose and our associates are enthusiastically embracing efforts to continually improve the customer experience in the communities we serve. As we have said many times, we serve a large and fragmented market and we will continue to grow our customer base at a rate that matches our ability to operate at the highest levels. We believe that we have an obligation to serve more customers by growing market share in the areas we currently serve and by adding new locations over time. Our new vision statement – ‘To be America’s best auto sales and finance company in the eyes of our customers and associates while improving the communities we serve’ is our purpose, and we have a sense of urgency to get better every day,” said Jeff Williams, President and Chief Executive Officer. “We will continue to invest in our infrastructure to support a growing company as we believe that every town in America would be better with a Car-Mart dealership. We continue to elevate our offering by giving our valued customers peace of mind with their transportation needs while educating the market about our competitive advantage as to the total cost of vehicle ownership. We continue to make significant improvements with our training programs, and we will keep pushing in this critically important area. The customer experience starts and ends with the vehicle and we pledge to ‘keep our cars on the road’ with quality cars and great customer service after the sale.  It’s a very exciting time to be at America’s Car-Mart and to be part of a team making such a positive difference.”

“It’s nice to see the productivity improvements which have resulted from the continued focus on our Operational Non-Negotiables.  We plan to open additional locations in the future, and we believe we can continue to pick up significant market share in our current markets by further differentiating our offering from the competition,” said Mr. Williams. “We believe that there is tremendous demand for our offering and that we have significant growth opportunities over time. We have opened two new dealerships this year, and we are currently working on new dealerships in Chattanooga, Tennessee and in Cabot, Arkansas. Additionally, we have just begun work on a new dealership in Edmond, Oklahoma.”

“We were pleased to see the retail unit volume increase at 8.7% and proud to have added over 4,500 customers to the Car-Mart family in the last twelve months,” said Vickie Judy, Chief Financial Officer.  “We are working very hard to grow our customer count at each dealership, and that success is also reflected in our lower net charge-offs as a percentage of average receivables (6.1% compared to prior year quarter of 6.6%).  These results would not have been possible without our continued investments in our associates and infrastructure.  We did have some nice leveraging as our overall selling, general, and administrative expenses decreased to 16.9% of sales, compared to 17.9% for the prior year quarter.  We recognized an income tax benefit related to share-based compensation of $140,000, or $0.02 per diluted share, compared to $543,000, or $0.08 per diluted share, for the prior year quarter.”

“We repurchased 112,091 shares of our common stock during the quarter at an average price of approximately $89 for a total of $10.0 million. Since February 2010, we have repurchased 6.3 million shares (54.3% of our outstanding shares at January 31, 2010) at an average price of approximately $38. We plan to continue to repurchase shares opportunistically as we move forward.  During the six-month period ended October 31, 2019, we added $43.8 million in receivables, repurchased $14.7 million of our common stock, funded $1.7 million in net capital expenditures, and increased inventory by $10.6 million, a total of $70.8 million, with only a $24.1 million increase in debt. We will continue to remain focused on cash-on-cash returns and maintaining a strong balance sheet.  At October 31, 2019, our debt to equity ratio is 63.6% and debt to finance receivables ratio is 30.1%,” added Ms. Judy.

Conference Call

Management will be holding a conference call on Tuesday, November 19, 2019 at 11:00 a.m. Eastern Time to discuss quarterly results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #9387084.

About America's Car-Mart

America’s Car-Mart operates automotive dealerships in eleven states and is one of the largest publicly-held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Car-Mart was named to the Forbes America’s Best Mid-Size Employers list in 2019 for the second consecutive year and has sold over 650,000 vehicles since fiscal year 2000.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same dealership revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  gross profit per retail unit sold;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods; and
  seasonality.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:              Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

			% Change	As a % of Sales
	Three Months Ended		2019	Three Months Ended
	October 31,		vs.	October 31,
	2019	2018	2018	2019	2018
Operating Data:
Retail units sold	13,763	12,667	8.7%
Average number of stores in operation	145	142	2.1
Average retail units sold per store per month	31.6	29.7	6.4
Average retail sales price	$11,589	$11,030	5.1
Gross profit per retail unit	$4,935	$4,819	2.4
Same store revenue growth	12.2%	11.0%
Net charge-offs as a percent of average finance receivables	6.1%	6.6%
Collections as a percent of average finance receivables	13.3%	13.0%
Average percentage of finance receivables-current (excl. 1-2 day)	83.5%	81.0%
Average down-payment percentage	6.0%	5.8%

Period End Data:
Stores open	145	143	1.4%
Accounts over 30 days past due	3.5%	3.4%
Active customer count	78,910	74,370	6.1%
Finance receivables, gross	$587,087	$535,842	9.6%

Operating Statement:
Revenues:
Sales	$167,743	$146,411	14.6%	100.0%	100.0%
Interest income	22,567	20,760	8.7	13.5	14.2
Total	190,310	167,171	13.8	113.5	114.2

Costs and expenses:
Cost of sales	99,826	85,366	16.9	59.5	58.3
Selling, general and administrative	28,296	26,198	8.0	16.9	17.9
Provision for credit losses	41,177	38,521	6.9	24.5	26.3
Interest expense	2,081	1,981	5.0	1.2	1.4
Depreciation and amortization	971	979	(0.8)	0.6	0.7
Loss on disposal of property and equipment	2	12	(83.3)	-	-
Total	172,353	153,057	12.6	102.7	104.5

Income before taxes	17,957	14,114		10.7	9.6

Provision for income taxes	4,070	2,833		2.4	1.9

Net income	$13,887	$11,281		8.3	7.7

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$13,877	$11,271

Earnings per share:
Basic	$2.10	$1.64
Diluted	$2.00	$1.58

Weighted average number of shares used in calculation:
Basic	6,621,562	6,865,060
Diluted	6,952,667	7,132,217

			% Change	As a % of Sales
	Six Months Ended		2019	Six Months Ended
	October 31,		vs.	October 31,
	2019	2018	2018	2019	2018
Operating Data:
Retail units sold	26,286	25,200	4.3%
Average number of stores in operation	145	141	2.8
Average retail units sold per store per month	30.2	29.8	1.3
Average retail sales price	$11,504	$11,022	4.4
Gross profit per retail unit	$4,912	$4,801	2.3
Same store revenue growth	7.6%	11.6%
Net charge-offs as a percent of average finance receivables	11.5%	13.0%
Collections as a percent of average finance receivables	26.8%	26.0%
Average percentage of finance receivables-current (excl. 1-2 day)	83.3%	81.4%
Average down-payment percentage	6.2%	6.0%

Period End Data:
Stores open	145	143	1.4%
Accounts over 30 days past due	3.5%	3.4%
Active customer count	78,910	74,370	6.1%
Finance receivables, gross	$587,087	$535,842	9.6%

Operating Statement:
Revenues:
Sales	$317,817	$290,512	9.4%	100.0%	100.0%
Interest income	44,371	40,674	9.1	14.0	14.0
Total	362,188	331,186	9.4	114.0	114.0

Costs and expenses:
Cost of sales	188,711	169,534	11.3	59.4	58.4
Selling, general and administrative	56,967	52,580	8.3	17.9	18.1
Provision for credit losses	72,652	76,064	(4.5)	22.9	26.2
Interest expense	4,085	3,785	7.9	1.3	1.3
Depreciation and amortization	1,938	1,964	(1.3)	0.6	0.7
Loss on disposal of property and equipment	39	12	225.0	-	-
Total	324,392	303,939	6.7	102.1	104.6

Income before taxes	37,796	27,247		11.9	9.4

Provision for income taxes	8,398	5,083		2.6	1.7

Net income	$29,398	$22,164		9.2	7.6

Dividends on subsidiary preferred stock	$(20)	$(20)

Net income attributable to common shareholders	$29,378	$22,144

Earnings per share:
Basic	$4.42	$3.21
Diluted	$4.21	$3.11

Weighted average number of shares used in calculation:
Basic	6,652,922	6,894,547
Diluted	6,984,709	7,129,451

	October 31,	April 30,	October 31,
	2019	2019	2018

Cash and cash equivalents	$2,474	$1,752	$679
Finance receivables, net	$451,606	$415,486	$409,714
Inventory	$48,103	$37,483	$39,255
Total assets	$575,367	$492,542	$487,396
Total debt	$176,970	$152,918	$164,789
Treasury stock	$245,598	$230,902	$218,197
Total equity	$278,359	$260,510	$244,310
Shares outstanding	6,566,321	6,699,421	6,822,763

Finance receivables:
Principal balance	$587,087	$543,328	$535,842
Deferred revenue - payment protection plan	(22,836)	(21,367)	(20,790)
Deferred revenue - service contract	(11,265)	(10,592)	(10,550)
Allowance for credit losses	(135,481)	(127,842)	(126,128)

Finance receivables, net of allowance and deferred revenue	$417,505	$383,527	$378,374

Allowance as % of principal balance net of deferred revenue	24.5%	25.0%	25.0%

Changes in allowance for credit losses:
	Six months Ended
	October 31,
	2019	2018
Balance at beginning of period	$127,842	$117,821
Provision for credit losses	72,652	76,064
Charge-offs, net of collateral recovered	(65,013)	(67,757)
Balance at end of period	$135,481	$126,128